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                                                           EXHIBIT NO. EX-99.P.1

                      DFA INVESTMENT DIMENSIONS GROUP INC.
                        THE DFA INVESTMENT TRUST COMPANY
                  DIMENSIONAL EMERGING MARKETS VALUE FUND INC.
                        DIMENSIONAL INVESTMENT GROUP INC.
                                 CODE OF ETHICS

GENERAL

         This Amended Code of Ethics of DFA INVESTMENT DIMENSIONS GROUP INC., THE DFA INVESTMENT TRUST COMPANY, DIMENSIONAL EMERGING MARKETS VALUE FUND INC. and DIMENSIONAL INVESTMENT GROUP INC. (the "Funds") is adopted on March 22, 2000 pursuant to the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended ("1940 Act").

1.     DEFINITIONS

       (a) "Advisor" means the investment advisor and any subadvisor of a Fund.

       (b) "Investment Personnel" means any employee of a Fund (or of a company in a control relationship to a Fund) who, in connection with his or her regular functions or duties, makes or participates in making, recommendations regarding the purchase or sale of securities by a Fund, and any natural person who controls a Fund and who receives information regarding the purchase or sale of securities by a Fund.

       (c)     "Control" has the same meaning as in section 2(a)(9) of the 1940
               Act.

       (d) "Access Person" means: (i) Investment Personnel, (ii) persons who, in connection with their duties, obtain any information concerning recommendations regarding Covered Securities made by an Advisor to a Fund and (iii) officers and directors of a Fund.

       (e) "Beneficial Ownership" shall have the meaning ascribed thereto under rule 16a-1(a)(2) under the Securities Exchange Act of 1934 ("1934 Act").

       (f) "Covered Security" means all securities described in section 2(a)(6) of the 1940 Act, except direct obligations of the Government of the United States, bankers acceptances, certificates of deposit, commercial paper, high quality, short-term debt instruments, including repurchase agreements and shares of registered open-end investment companies.

       (g) An "IPO" means an offering of securities registered under the Securities Act of 1933 ("1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the 1934 Act.


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       (h)     A "Limited Offering" means an offering of securities that is exempt from registration under the 1933 Act pursuant to sections 4(2) or 4(6) or rules 504, 505 or 506 under the 1933 Act.

       (i) A "security held or to be acquired" means a Covered Security which, within the most recent 15 days (i) is or has been held by the Fund; or (ii) is being or has been considered by the Fund for purchase by the Fund for purchase by a Fund.

       (j)     "Fund" includes all Series and Portfolios of a Fund.

2.     PROHIBITIONS

       No Access Person of a Fund:

       (a) In connection with the purchase or sale by such person (directly or indirectly) of a security held or to be acquired by a Fund shall:

               (i)     employ any device, scheme, or artifice to defraud a Fund;

               (ii) make to a Fund any untrue statement of a material fact or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

               (iii) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Fund; or

               (iv) engage in any manipulative practice with respect to a Fund.

       (b) Purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale:

               (i)     is being considered for purchase or sale by a Fund; or

               (ii)    is then being purchased or sold by a Fund.

3.     INVESTMENT IN IPO'S AND LIMITED OFFERINGS.

       No Investment Personnel shall acquire direct or indirect Beneficial Ownership of securities in an IPO or Limited Offering except as provided in Section 4(f).


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4.     EXEMPTED TRANSACTIONS

       The prohibitions of Section 2(b) of this Code shall not apply to:

       (a) purchases or sales effected in any account over which the person has no direct or indirect influence or control;

       (b) purchases or sales of securities which are not eligible for purchase or sale by a Fund;

       (c) purchases or sales which are non-volitional on the part of either the person or a Fund;

       (d) purchases which are part of an automatic dividend reinvestment plan;

       (e) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

       (f) purchases or sales which receive the prior approval of the President or the Executive Vice President of a Fund because there exists only a remote potential for a conflict of interest with a Fund because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by a Fund. The President shall solicit prior approval of personal transactions from the Executive Vice President and the Executive Vice President shall solicit approval of personal transactions from the President.

5.     PROCEDURAL MATTERS

       (a)     The Secretary of the Funds shall:

               (i) furnish a copy of this Code to each Access Person of the Funds;

               (ii) notify each Access Person of the obligation to the file reports as provided by Section 6 of this Code;

               (iii)   maintain the records required by paragraph (f) of Rule
                       17j-1;

               (iv)    record and maintain records of actions taken pursuant to
                       Section 4(f) herein and the reasons for such actions; and

               (v)     at least annually, furnish the board of
                       directors/trustees a written report that:


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                       a.     certifies that the Fund has adopted procedures
                              reasonably necessary to prevent Access Persons from violating the Code; and

                       b. describes any issues arising under the Code or procedures since the last report to the board including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations.

6.     REPORTING

       (a) No later than 10 days after a person becomes an Access Person, such person shall file a report with the Funds containing the following information (which must be current as of a date not more than 30 days before the date of submission):

               (i) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

               (ii) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

               (iii)   The date the report is submitted by the Access Person.

       (b) Within 10 days after the end of each calendar quarter, every Access Person shall file a written report with the Fund with respect to any transactions in a Covered Security in which such Access Person has, or by reason of such transaction acquires or disposes of, any direct or indirect beneficial ownership in a Covered Security. Each report shall contain the following information:

               (i) The date of the transaction, the title and the number of shares, and the principal amount of each Covered Security involved, the interest rate and maturity date, if applicable;

               (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               (iii)   The price at which the transaction was effected; and,

               (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

               (v) With respect to any account established by an Access Person in which any securities were held during the quarter for his or her direct or indirect benefit, the Access Person shall file a report with the Fund containing the


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                       name of the broker, dealer or bank with whom the Access
                       Person established the account; the date the account was established; and the date the report is submitted by the Access Person.

       (c) Annually, within 10 days after the end of each calendar year, each Access Person shall file a report with the Fund containing the following information (which must be current as of a date no more than 30 days before the report is submitted):

               (i) the title, number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect beneficial ownership; and

               (ii) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person.

       (d) Any report made hereunder may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates and all reports shall state that they are made by an Access Person.

               The foregoing provisions of Section 6 notwithstanding, no report need be filed for transactions effected for, and Covered Securities held in, any account over which an Access Person has no influence or control.

       (e) A director of a Fund, who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act, and who would be required to make a report solely by reason of being a Fund director, need not request prior approval for a trade, pursuant to Section 4(f), nor make an initial holdings report under paragraph 6(a) or an annual holdings report under paragraph 6(c) and need not make a quarterly transaction report under paragraph 6(b) herein unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known, that during the 15 day immediately before or after the director's transaction in a Covered Security, a Fund purchased or sold the Covered Security, or a Fund or an Adviser considered purchasing or selling the Covered Security for a Fund.

       (f) No report need be filed pursuant to Section 6(b) if it would duplicate information contained in broker trade confirmations or account statements received by the Fund on a timely basis, as required by Section 6(b) and contains the information required by such section.

       (g) All reports made pursuant to this section 6 shall be filed with the Secretary of the Funds.


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7.     VIOLATIONS

       Upon being apprised of facts which indicate that a violation of this Code may have occurred, the Ethics Committee shall determine whether, in its judgment, the conduct being considered did in fact violate to a material degree the provisions of this Code. If the Ethics Committee determines that a material violation of the Code has occurred, the Ethics Committee shall so advise the Board of Directors and the board may impose such sanctions as it deems appropriate under the circumstances. If the person whose conduct is being considered by the Committee or the board is a member of the Committee or a director or trustee of the Fund, he shall not be eligible to participate in the judgment of the Committee or board as to whether a violation exists or in whether, or to what extent, sanctions should be imposed.

8.     ADVISOR'S REPORT

       On an annual basis Advisor shall provide the board of directors/trustees with a report describing material violations of its Code of Ethics during the preceding year.

9.     APPROVALS

       This Code of Ethics, and any material change hereto, are subject to the approval of the board of directors/trustees of each Fund, including approval by a majority of the disinterested directors. Each board shall base its approval of the Code, and any material change to the Code, on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by sections 2 and 3 of the Code. Prior to approving the Code, the board of directors must receive certification from the President that the Funds have adopted procedures reasonably necessary to prevent Access Persons from violating the Code. The Funds' board must approve any material change to the Code not later than six months after adoption of such change.

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